EXHIBIT 99.1

Investor/Media Contacts
James A. Dowd, President, CEO
Justin A. Bigham, Senior Vice President, CFO
Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Retirement of EVP, Chief Banking Officer Ronald Tascarella, Serbun Named SVP, Chief Credit Officer

OSWEGO, N.Y., September 26, 2024 -- Pathfinder Bancorp, Inc. (“Pathfinder”) (NASDAQ: PBHC) today announced that, after 18 years with Pathfinder Bank, Ronald Tascarella, 66, Executive Vice President and Chief Banking Officer, will retire from those positions effective November 30, 2024. Joseph Serbun has been appointed as Senior Vice President, Chief Credit Officer effective immediately.

“On behalf of everyone at Pathfinder Bank, I want to thank Ron for his years of dedication and service. Ron joined the Bank in 2006 and has been an important part of Pathfinder’s success and growth over the past 18 years. During this period, Pathfinder’s loan portfolio has grown from approximately $200 million to almost $900 million as of June 30, 2024, a more than 350% increase. Ron has played an integral role in the Bank’s growth and successful expansion into the greater Syracuse Market. With over 40 years of industry experience, the extensive network he has cultivated has been instrumental in driving our achievements and solidifying our presence in the community," stated James A. Dowd, President and Chief Executive Officer.

“Ron has been dedicated to community banking, proudly serving the businesses and people of Central New York for over four decades. He has been a mentor to many both inside and outside the organization and has always shown a genuine interest in helping others succeed. His commitment, integrity, and passion have made an indelible impact on both Pathfinder Bank and our community. I wish him all the best in his well-deserved retirement.”

Joseph Serbun to Assume SVP and Chief Credit Officer Role

Serbun joined Pathfinder Bank in 2023 as Special Assets Manager after retiring from his role as President of Retail Banking at Community Bank in September of 2022. Serbun came to Pathfinder Bank with 40 years of banking experience and extensive knowledge of our markets, having served in key senior management roles, including chief credit officer, chief banking officer and president of retail banking.

Commenting on the appointment, Dowd states, “Reflective of Pathfinder Bank’s established succession plan and deep bench of talent, I am pleased to announce that Joe Serbun will assume the SVP and chief credit officer role. Joe steps into the role as a proven banker and leader with a comprehensive knowledge of the industry and the organization from a strategic, operational and financial perspective. That experience, along with a deep understanding of our customers, will be an invaluable resource for both our management team and staff. He is well respected throughout the Company, business leadership circles, the finance industry, and the Syracuse and Central New York community. I look forward to Joe’s contributions as a member of Pathfinder Bank’s executive team.”

Serbun earned a BA, in economics from SUNY Oneonta. He has served as a board member and volunteered at several local community minded organizations.

About Pathfinder Bank: Pathfinder Bancorp, Inc. (NASDAQ: PBHC), a Maryland corporation headquartered in Oswego, New York, is the parent company for Pathfinder Bank. Pathfinder Bank is a $1.45 billion commercial bank chartered by the New York State Department of Financial Services. Pathfinder was founded in 1859 and currently operates 12 full-service offices located in its market areas consisting of Oswego and Onondaga Counties and one limited purpose office in Oneida County. Through Pathfinder is focused on serving the needs of businesses and community members with high quality products and unsurpassed service. More information about Pathfinder Bancorp, Inc. can be accessed online at www.Pathfinderbank.com. Member FDIC.